Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

September 9, 2025

ING Groep N.V.,

Bijlmerdreef 106,

1102 CT Amsterdam,

The Netherlands.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,500,000,000 of 7.000% Perpetual Additional Tier 1 Contingent Convertible Capital Securities. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “Tax Considerations—Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement, dated September 2, 2025 (the “Prospectus Supplement”) to the Prospectus, dated April 24, 2025, included in the Registration Statement on Form F-3 (File No. 333-286734) filed with the U.S. Securities and Exchange Commission pursuant to the Act on April 24, 2025 (the “Registration Statement”), subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference into the Registration Statement and to the reference to us under the caption “Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP